UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934.

Date of Report (Date of earliest event reported): September 18, 2012

MEDCATH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35208	56-2248952
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10720 Sikes Place

Charlotte, North Carolina 28277

(Address of principal executive offices, including zip code)

(704) 815-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 8.01 Other Events

On September 18, 2012 the former physician-controlled partners in the limited partnership that previously owned a hospital located in San Antonio, Texas (the “Plaintiffs”) filed a lawsuit in the District Court of Bexar County, Texas against San Antonio Hospital Management, Inc., San Antonio Holdings, Inc. and MedCath Incorporated (the “San Antonio Defendants”), each of which is a direct or indirect subsidiary of MedCath Corporation (the “Company”), alleging that the San Antonio Defendants breached certain contractual obligations, fiduciary and other duties which they purportedly owed to the San Antonio Defendants in connection with the sale of the hospital interests of the Plaintiffs to the San Antonio Defendants and the defense of allegations by the U.S. Department of Justice regarding its pending national investigation of implantable cardioverter defibrillators (the “San Antonio Action”). The Plaintiffs are seeking compensatory damages of $3.3 million, exemplary damages of $6.6 million and other relief. The San Antonio Defendants intend to vigorously defend the San Antonio Action.

After reviewing the complaint filed in the San Antonio Action, the Board of Directors of the Company has decided to proceed with a liquidating distribution in the amount of $6.33 per share of common stock payable on September 21, 2012 to the Company’s stockholders of record as of September 10, 2012, and with the filing of a certificate of dissolution for the Company and certain of its affiliates (not including any of the San Antonio Defendants) with the Secretary of State of the State of Delaware (the “Filing”) on September 21, 2012 as previously announced. The satisfaction of potential liabilities, if any, arising out of the claims made by the Plaintiffs against the San Antonio Defendants may reduce the amount, if any, available to be distributed by the San Antonio Defendants to the Company which the Company would use to pay a post-Filing liquidating distribution to its stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: September 19, 2012	By:	/s/ Lora Ramsey
Lora Ramsey
Chief Financial Officer